MFA
FINANCIAL, INC.
350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

April 29, 2010		NEW YORK METRO

CONTACT:	MFA Investor Relations 800-892-7547 www.mfa-reit.com	NYSE: MFA

MFA Financial, Inc.
Announces First Quarter 2010 Financial Results

MFA Financial, Inc. (NYSE:MFA) today reported net income of $80.6 million, or $0.29 per share of common stock, for the first quarter ended March 31, 2010.  For the first quarter, core earnings (as defined below) were $66.6 million, or $0.24 per share of common stock.  “Core Earnings” for the quarter represents a non-GAAP financial measure which reflects net income excluding gains or losses on sales of securities and termination of related repurchase financings and changes in the unrealized net gains on MBS Forwards.  On April 1, 2010, MFA announced its first quarter 2010 dividend of $0.24 per share of common stock, which will be paid on April 30, 2010 to stockholders of record as of April 12, 2010.  As of March 31, 2010, MFA’s book value per share of common stock was $7.67.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said “MFA continues to provide stockholders with attractive returns through appropriately leveraged investments in residential mortgage-backed securities (“MBS”) and we are very pleased with the quarter’s results.  MFA is taking advantage of market dislocations by identifying and acquiring Non-Agency residential MBS (“Non-Agency MBS”) with superior loss-adjusted yields at prices significantly below par.  Our first quarter return on equity (“ROE”) was 14.8% and our Core Earnings represents a Core ROE of 12.2%.  Our goal remains to position MFA to continue to generate double-digit returns on equity over time through appropriately leveraged investments in both Agency MBS and Non-Agency MBS.  With $768.7 million of cash and cash equivalents and $337.5 million of unpledged Agency MBS at quarter-end, we remain poised to take advantage of future investment opportunities within the residential MBS marketplace.  By blending Non-Agency MBS with Agency MBS, we seek to generate attractive returns with reduced leverage and sensitivity to prepayments.”

William Gorin, MFA’s President and CFO, added “We continue to benefit from our strategy of allocating our investments across both Agency and Non-Agency MBS.  In the first quarter, we grew our Non-Agency MBS portfolio through the purchase of $315.7 million of Non-Agency MBS (including $121.9 million of MBS recorded as MBS Forwards) at an average cost of 72% of par value.  As a result of high premium prices on Agency MBS, due in part to the now completed $1.25 trillion Federal Reserve Agency MBS purchase program and the expectation of increased prepayment rates, we strategically reduced MFA’s Agency MBS portfolio during the quarter through the sale of $931.9 million of Agency MBS at a weighted average price of 105.1 % of par value.  With the recent completion of the Federal Reserve Agency MBS purchase program, we anticipate acquiring Agency MBS in excess of runoff during the second quarter.”

In the first quarter, both Fannie Mae and Freddie Mac announced delinquent loan buyout operations pursuant to which 120+ day delinquent loans would be purchased out of existing MBS pools.  Due to the fact that Fannie Mae MBS represent 91% of our Agency MBS portfolio, we expect that Fannie Mae’s buyout operations will have the greatest impact on MFA’s results. We anticipate that the Fannie Mae delinquent loan buyouts will lead to high prepayment rates for MFA’s Agency MBS portfolio over the four month period beginning in April 2010.  This temporary surge in prepayments will impact MFA’s second quarter earnings due to higher premium amortization expense, a decline in higher yielding Agency MBS assets and an increase in lower yielding cash investments.  As a result, we currently estimate that second quarter Core EPS will be in the range of $0.18 to $0.20.  We project that over half of our second quarter Core Earnings will be generated by Non-Agency MBS.  We currently anticipate that Core EPS will increase in the third quarter of 2010, as prepayment rates on our Agency MBS return to more normal levels and cash assets are reinvested.

As a result of the reduction in its Agency MBS portfolio, MFA has substantially reduced its reliance on leverage through repurchase financings.  As of March 31, 2010, MFA’s debt-to-equity multiple was 2.7x versus 6.0x as of March 31, 2009.  By utilizing less leverage, MFA believes that future earnings will be less sensitive to changes in interest rates and the yield curve.

Utilizing comprehensive analysis focused primarily on quantifying and pricing credit risk in the asset selection process, MFA continues to take advantage of the investment opportunities in Non-Agency MBS.  At March 31, 2010, MFResidential Assets I, LLC (“MFR LLC”) owned Non-Agency MBS (including the Non-Agency MBS underlying MBS Forwards (as defined below)) with a fair value of $1.53 billion.  These Non-Agency MBS, which had a cost basis of $1.35 billion at March 31, 2010 were acquired at a deeply discounted weighted average purchase price of 64.8% of the face amount of the securities and, at March 31, 2010, had average structural credit enhancement of 9.4%.  This structured credit enhancement, along with the highly discounted purchase price, mitigates MFA’s risk of loss on these investments.  In the first quarter, these assets on an unlevered basis generated a loss-adjusted yield of 10.6%.  Unlike MFA’s Agency MBS, due to their discounted purchase prices, the return on these assets will increase if the prepayment rates on these securities trend up.

As of March 31, 2010, MFA’s wholly-owned subsidiary, MFR LLC, had $902.3 million of repurchase financing, secured by Non-Agency MBS including linked repurchase borrowings.  Under GAAP, purchases of Non-Agency MBS in which the seller also provides the initial repurchase financing are considered part of a single arrangement, or a “linked transaction.”  In linked transactions, rather than report the gross amount of the purchased Non-Agency MBS and the repurchase financing liability separately, the net of these items is included on the balance sheet as a forward contract to repurchase MBS (“MBS Forwards”), with any changes in the value of MBS Forwards recorded in earnings.  As of March 31, 2010, MFA had Non-Agency MBS and related receivables with fair value of $423.5 million linked to $321.8 million of repurchase liabilities and related payables, which were reported net as MBS Forwards of $101.7 million on MFA’s consolidated balance sheet.

During the first quarter of 2010, MFA’s portfolio spread, which is the difference between MFA’s interest-earning asset portfolio (including cash balances) net yield of 5.13% and its 2.40% cost of funds, was 2.73%.  During the first quarter, MFA’s MBS net spread, which is the difference between MFA’s MBS net yield of 5.45% and its cost of funds, was 3.05%.  MFA’s book value per share as of March 31, 2010 includes a negative interest rate swap valuation of $153.8 million from existing interest rate hedges.  As of March 31, 2010, under our swap agreements, MFA had an average fixed pay rate of interest of 4.24% and a floating receive rate of 0.25% on notional balances totaling $2.81 billion, with an average maturity of 23 months.  In the first quarter of 2010, MFA’s costs for compensation and benefits and other general and administrative expenses were $6.2 million.

At March 31, 2010, Agency MBS and related receivables totaled $6.18 billion, Non-Agency MBS and related receivables (MFA legacy Non-Agency MBS and MFR LLC Non-Agency MBS, including assets underlying MBS Forwards) were $1.74 billion and cash and restricted cash was $808.0 million.  In the first quarter, MFA had net gains on sales of Agency MBS of $33.1 million and recognized losses of $26.8 million due to termination of term repurchase financings.  We anticipate that the majority of MFA’s assets will continue to be whole pool Agency MBS.  The average cost basis of MFA’s Agency MBS portfolio was 101.3% of par at March 31, 2010.  MFA’s MBS assets continue to be financed with multiple funding providers through repurchase agreements.

MFA takes into account both coupon resets and expected prepayments when measuring the sensitivity of its MBS portfolio to changing interest rates. MFA’s MBS are primarily hybrids which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually.  In measuring its assets-to-borrowing repricing gap (“Repricing Gap”), MFA measures the difference between:  (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the months remaining on its repurchase agreements including the impact of interest rate swap agreements.  Assuming a 15% constant prepayment rate (“CPR”), as of March 31, 2010, the weighted average time to repricing or assumed prepayment for MFA’s MBS portfolio was approximately 25 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 11 months, resulting in a Repricing Gap of approximately 14 months (including MBS and repurchase agreements underlying MBS Forwards). The prepayment speed on MFA’s MBS portfolio averaged 24% CPR during the first quarter of 2010.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting The Bank of New York Mellon, the Plan administrator, at 1-866-249-2610 (toll free).  For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.bnymellon.com/shareowner/isd or visit MFA’s website at www.mfa-reit.com.

MFA will hold a conference call on Thursday, April 29, 2010, at 10:00 a.m. (New York City time) to discuss its first quarter 2010 financial results.  The number to dial in order to listen to the conference call is (800) 533-0288 in the U.S. and Canada.  International callers must dial (612) 332-0806.  The replay will be available through Thursday, May 6, 2010 at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code:  155855.  The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Information page or, alternatively, at http://www.ccbn.com.  To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.
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When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
(In Thousands, Except Per Share Amounts)	(Unaudited)
Assets:
Agency mortgage-backed securities (“MBS”), at fair value ($5,819,179 and
$7,597,136 pledged, respectively)	$6,156,682	$7,664,851
Non-Agency MBS, at fair value ($1,028,445 and $240,694 pledged, respectively)	1,312,030	1,093,103
Cash and cash equivalents	768,656	653,460
Restricted cash	39,387	67,504
Forward contracts to repurchase MBS (“MBS Forwards”), at fair value	101,659	86,014
Interest receivable	35,099	41,775
Real estate, net	10,954	10,998
Goodwill	7,189	7,189
Prepaid and other assets	3,057	2,315
Total Assets	$8,434,713	$9,627,209

Liabilities:
Repurchase agreements	$6,013,875	$7,195,827
Accrued interest payable	8,263	13,274
Mortgage payable on real estate	9,101	9,143
Interest rate swap agreements, at fair value	153,750	152,463
Dividends and dividend equivalents rights payable	387	76,286
Accrued expenses and other liabilities	4,278	11,954
Total Liabilities	$6,189,654	$7,458,947

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable;
5,000 shares authorized; 3,840 shares issued and outstanding ($96,000
aggregate liquidation preference)	$38	$38
Common stock, $.01 par value; 370,000 shares authorized;
280,163 and 280,078 issued and outstanding, respectively	2,802	2,801
Additional paid-in capital, in excess of par	2,181,451	2,180,605
Accumulated deficit	(121,552)	(202,189)
Accumulated other comprehensive income	182,320	187,007
Total Stockholders’ Equity	$2,245,059	$2,168,262
Total Liabilities and Stockholders’ Equity	$8,434,713	$9,627,209

MFA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
(In Thousands, Except Per Share Amounts)	2010	2009
	(Unaudited)
Interest Income:
MBS	$107,644	$132,153
Cash and cash equivalent investments	53	611
Interest Income	107,697	132,764

Interest Expense	38,451	72,137

Net Interest Income	69,246	60,627

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	-	(1,549)
Portion of loss recognized in other comprehensive income	-	-
Net Impairment Losses Recognized in Earnings	-	(1,549)

Other Income/(Loss):
Gain on MBS Forwards, net	12,800	-
Gains on sales of MBS	33,739	-
Revenue from operations of real estate	374	383
Losses on termination of repurchase agreements	(26,815)	-
Miscellaneous other income, net	-	44
Other Income, net	20,098	427

Operating and Other Expense:
Compensation and benefits	4,368	3,502
Other general and administrative expense	1,853	1,868
Real estate operating expense and mortgage interest	446	462
Operating and Other Expense	6,667	5,832

Net Income Before Preferred Stock Dividends	82,677	53,673
Less: Preferred Stock Dividends	2,040	2,040
Net Income to Common Stockholders	$80,637	$51,633

Income Per Share of Common Stock:
Basic and Diluted	$0.29	$0.23

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to MFA’s Core Earnings, Core ROE, investments in Non-Agency MBS, and returns on such assets for the three months ended March 31, 2010, which may constitute non-GAAP financial measures within the meaning of Regulation G as promulgated by the Securities and Exchange Commission.  MFA’s management believes that these non-GAAP financial measures presented in our press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results and balance sheet composition.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Core Earnings, core earnings per share (“Core EPS”) and Core ROE for the quarter ended March 31, 2010 are not measures of performance in accordance with GAAP, as they exclude gains on sales of our MBS and losses on termination of associated repurchase agreements and unrealized gains on MBS underlying our MBS Forwards.  These excluded items are difficult to predict and we believe that Core Earnings provides investors with a valuable measure of the performance of the Company’s ongoing business.  We believe that Core Earnings and Core EPS provide useful supplemental information to both management and investors in evaluating our financial results.  Reconciliations of the GAAP items discussed above to their non-GAAP measures for the three months ended March 31, 2010 are as follows:

(In Thousands, except per share data)	Reconciliation	Basic and Diluted EPS
Net Income/Earnings Per Share	$80,637	$0.29
Adjustments to Net Income:
Gains on Sales of Agency MBS	(33,085)	(0.12)
Gains on Sales of Non-Agency MBS	(654)	-
Losses on Termination of Repurchase Agreements	26,815	0.10
Unrealized Gains on MBS Underlying MBS Forwards	(7,065)	(0.03)
Core Earnings/Core EPS	$66,648	$0.24

For the Three Months Ended March 31, 2010:
Weighted average common shares outstanding:
Basic	280,503
Diluted	280,557

Average Equity	$2,210,632
Return on Equity (Annualized Net Income/Average Equity)	14.8%
Core ROE (Annualized Core Earnings/Average Equity)	12.2%

The Company reports its Non-Agency MBS based on the following categories:  (1) “Legacy MBS,” which are comprised of Non-Agency MBS that were purchased by MFA prior to July 2007 and (2) “MFR MBS,” which are Non-Agency MBS acquired by MFR LLC.  As previously described, certain MFR MBS purchases are presented as linked transactions in MFA’s GAAP financial statements for the quarter ended March 31, 2010.  In assessing the performance of our MFR MBS portfolio, MFA’s management does not view these transactions as linked, but rather views the performance of the linked MBS and the related repurchase financing as we would any other Non-Agency MBS that is not part of a linked transaction.  These non-GAAP financial measures enhance the ability of investors to analyze the performance of MFA’s Non-Agency MBS in the same way that MFA’s management assesses such assets.  These Non-Agency financial measures do not, however, take into account the effect of the recognized changes in mark-to-market values in MFA’s earnings, which are included in GAAP earnings, as a component of the net gain on MBS Forwards for the periods presented.

A reconciliation of information pertaining to MFA’s Non-Agency MBS that are a component of a linked transaction are reconciled below at and for the three months ended March 31, 2010 with the most directly comparable financial measure calculated in accordance with GAAP, as follows:

(Dollars in Thousands)	GAAP Based Information	Adjustments to Include Assets/Liabilities Underlying MBS Forwards		Non-GAAP Presentation

At March 31, 2010:
Amortized Cost of MFR MBS	$934,793	$410,922	(1)	$1,345,715
Amortized Cost of Legacy MBS	250,208	-		250,208
Total Amortized Cost of Non-Agency MBS	$1,185,001	$410,922		$1,595,923

Fair Value of MFR MBS	$1,106,882	$421,664		$1,528,546
Fair Value of Legacy MBS	205,148	-		205,148
Fair Value of Non-Agency MBS	1,312,030	421,664		1,733,694
Accrued Interest on Non-Agency MBS	7,383	1,850		9,233
Non-Agency MBS and Related Receivables	$1,319,413	$423,514		$1,742,927

Repurchase Agreements	$6,013,875	$321,763	(2)	$6,335,638
Mortgage Payable on Real Estate	9,101	-		9,101
Total Debt	$6,022,976	$321,763		$6,344,739

Stockholders’ Equity	$2,245,059	$-		$2,245,059

Debt-to-Equity (Total Debt/Stockholders’ Equity)	2.7x	-		2.8x

For the Three Months Ended March 31, 2010:
MFR MBS average amortized cost	$852,667	$376,790		$1,229,457

Coupon Interest on MFR MBS	$17,099	$4,984		$22,083
Discount Accretion on MFR MBS	8,367	2,019		10,386
Interest Income on MFR MBS	$25,466	$7,003		$32,469

Net Asset Yield on MFR MBS	11.95%	7.43%		10.6%

(1)  Represents Non-Agency MBS underlying MBS Forwards.
(2)  Represents repurchase agreement borrowings underlying MBS Forwards.